Exhibit 10.11

RATE RIDER

(For Actual Balance Promissory Notes)

Borrower:       Hardinge Inc. and Hardinge Holdings GmbH (collectively, the “Borrower”)

Promissory Note Original Principal Amount as follows:

LIBOR (US Dollar):  $11,384,348.00

CHF LIBOR (Swiss Franc): $3,774,868.31  (US Dollar $4,130,052.86)

EURIBOR (Eurocurrency):  $4,967,406.00  (US Dollar $6,690,599.14)

Promissory Note Date: November 6, 2013

DEFINITIONS.  The above-referenced Promissory Note is referred to herein as the “Note”.  As used in the Note and this Rider, each capitalized term shall have the meaning specified in the Note, and the following terms shall have the indicated meanings:

a.              “Applicable Margin” shall mean for each variable base rate loan, the applicable rate per annum on the table next following under the caption “Base Rate Margin”, “LIBOR Margin, CHF LIBOR Margin or EURIBOR Margin”, respectively, under the Pricing Level then in effect based upon Borrower’s Leverage Ratio as reflected in the Financials for the immediately preceding four Fiscal Quarters for income statement items and the most recently ended Fiscal Quarter for balance sheet items, computed as provided follows:

SEE ATTACHED SCHEDULE A

b.              “Applicable Rate” shall mean either the LIBOR Rate, CHF LIBOR Rate or EURIBOR Rate as the case may be.

c.               “Base Rate” shall mean the Applicable Margin (Base Rate Margin) above the rate of interest announced by the Bank each day as its prime rate of interest (“Prime Rate”).

d.              “Conversion Date” shall mean the date on which Borrower’s election to convert from one loan rate to another (i.e. a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan), becomes effective in accordance with this Note. For clarity, such election shall only apply to Base Rate and Libor Rate loans.

e.               “Interest Period” shall mean, as used in connection with a non-daily adjusting Applicable Rate, the period commencing on the date of this Note or any Rate Adjustment Date (as the case may be) and ending on, as applicable, the next succeeding Payment Due Date or the Payment Due Date of the calendar month that is one (1) or three (3) months thereafter (as applicable in accordance with the Applicable Rate in effect); provided, however, that if an Interest Period would end on a day that is not a Joint Business Day, such Interest Period shall be extended to the next succeeding Joint Business Day unless such next succeeding Joint Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Joint Business Day.  To the extent that the preceding clause results in either the extension or shortening of an Interest Period, the Bank shall have the right (but not the obligation) to shorten or extend, respectively, the succeeding Interest Period so that it shall end on a day that numerically corresponds to the intended Payment Due Date indicated in the Note.

f.                “Joint Business Day” shall mean a day that is a New York Business Day, a Central European Business Day and a London Business Day.

g.               “Leverage Ratio” means, as of the date of its determination, with respect to the Borrower, the ratio of (a) funded debt, excluding subordinate debt existing at the time of execution of this Note as of such date, over (b) EBITDA for the twelve (12) months ending as of such date, measured quarterly.

h.              “LIBOR” shall mean the rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) obtained by dividing (i) either the one-day (i.e., overnight), one-month or three-month interest period London Interbank Offered Rate (as applicable in accordance with the LIBOR Rate in effect), fixed by the British Bankers Association for United States dollar deposits in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank, by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR-based loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.  Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Bank’s sole discretion.

i.                 “CHF LIBOR” shall mean the rate per annum obtained by dividing (i) either the one-day (i.e., overnight), one-month or three-month or three-month interest period London Interbank Offered Rate (as applicable in accordance with the LIBOR Rate in effect), fixed by the British Bankers Association for United States dollar deposits in the London interbank market as at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank, by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR-based loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.  Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Bank’s sole discretion. At no time during the term of this loan shall the CHF LIBOR interest rate be permitted to drop below 0%.

j.                 “EURIBOR” shall mean the rate per annum obtained by dividing (i) either the one-day (i.e., overnight), one-month or three-month interest period Euro Interbank Offered Rate (as applicable in accordance with the EURIBOR Rate in effect), fixed by the European Banking Federation for United States dollar deposits in the European interbank market at approximately 11:00 a.m. Central European Time (or as soon thereafter as practicable) as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank, by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on EURIBOR-based loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.  Notwithstanding any provision above, the practice of rounding to determine EURIBOR may be discontinued at any time in the Bank’s sole discretion.

k.              “LIBOR Rate” shall mean the Applicable Margin (LIBOR Margin) above the applicable LIBOR-based interest rate in effect from time to time, as provided for in the Note and this Rider.

l.                  “EURIBOR Rate” shall mean the Applicable Margin (EURIBOR Margin) above the applicable EURIBOR-based interest rate in effect from time to time, as provided for in the Note and this Rider.

m.          “CHF LIBOR”  shall mean the Applicable Margin (CHF LIBOR Margin) above the applicable CHF LIBOR- based interest rate in effect from time to time as provided for in the Note and this Rider,

n.              “London Business Day” shall mean any day on which dealings in United States dollar deposits are carried on by banking institutions in the London interbank market.

o.              “New York Business Day” shall mean any day other than Saturday, Sunday or other day in which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.

p.              “Central European Business Day” shall mean any day on which dealings in the United States dollar deposits are carried on by banking institutions in the European interbank market.

q.              “One-Month LIBOR” shall mean LIBOR as fixed for a one-month interest period.

r.                 “One-Month EURIBOR” shall mean EURIBOR as fixed for a one-month interest period.

s.                “One-Month CHF LIBOR” shall mean CHF LIBOR as fixed for a one-month interest period.

t.                 “LIBOR Rate Adjustment Date” shall mean the effective date of a change in the applicable LIBOR  Rate, as follows:

i.                  For a daily-adjusting LIBOR Rate, the Rate Adjustment Date shall be each London Business Day.

ii.               For a monthly-adjusting LIBOR Rate (i.e., having an Interest Period of one (1) month), the Rate Adjustment Date shall be, in each month, the calendar day of that month that corresponds with the Payment Due Date in such month (as may be adjusted pursuant to the definition of “Payment Due Date” in the Note).

iii.            For a quarterly-adjusting LIBOR Rate (i.e., having an Interest Period of three (3) months), the Rate Adjustment Date shall be, initially, the Payment Due Date that is three (3) months after the first day such LIBOR Rate is in effect (“Effective Date”), and thereafter, the Payment Due Date that is three (3) months after each prior Rate Adjustment Date, respectively; provided, however, that if the Effective Date is not a Payment Due Date, the first Rate Adjustment Date shall be the next succeeding Payment Due Date, after which a new three-month Interest Period shall begin with quarterly Rate Adjustment Dates thereafter, as provided above.

u.              “CHF LIBOR” Rate Adjustment Date shall mean the effective date of a change in the applicable CHF LIBOR Rate, as follows:

i.                  For a monthly-adjusting CHF LIBOR (i.e., having an Interest Period of one (1) month), the Rate Adjustment Date shall be, in each month, the calendar day of that month that corresponds with the Payment Due Date in such month (as may be adjusted pursuant to the definition of “Payment Due Date” in the Note).

ii.               For a  quarterly-adjusting CHF LIBOR (i.e., having an Interest Period of three (3) months), the Rate Adjustment Date shall be, initially, the Payment Due Date that is three (3) months after each prior Rate Adjustment Date, respectively; provided, however, that if the Effective Date is not a Payment Due Date, the first Rate Adjustment Date shall be the next succeeding Payment Due Date, after which a new three-month Interest Period shall begin with quarterly Rate Adjustment Dates thereafter, as provided above.

v.              “EURIBOR” Rate Adjustment Date shall mean the effective date of a change in the applicable EURIBOR Rate, as follows:

i.                  For monthly-adjusting EURIBOR Rate (i.e. having an Interest Period of one (1) month), the Rate Adjustment Date shall, in each month, the calendar day of that month that corresponds with the Payment Due Date in such month (as may be adjusted pursuant to the definition of “Payment Due Date” in the Note).

ii.               For a quarterly-adjusting EURIBOR Rate (i.e. having an Interest Period of three (3) months), the Rate Adjustment Date shall be, initially ,the Payment Due Date that is three (3) months after the first day such EURIBOR Rate is in effect (“Effective Date”), and thereafter, the Payment Due Date that is three (3) months after each prior Rate Adjustment Date, respectively; provided, however, that if the Payment Due Date Effective Date is not a Payment Due Date, the first Rate Adjustment Date shall be the next succeeding Payment Due Date, after which a new three-month Interest Period shall begin with quarterly Rate Adjustment Dates thereafter, as provided above.

ADDITIONAL PROVISIONS:

Interest Rate Determinations and Adjustments.

•                  To the extent a daily-adjusting Applicable Rate is in effect, the Applicable Rate shall be determined using the One-Month Rate in effect on the date of the Note (or if such day is not a London Business Day (“Business Day”), on the immediately preceding Business Day), and shall be adjusted thereafter on each subsequent Rate Adjustment Date using the One-Month Rate in effect on each respective Rate Adjustment Date.

•                  To the extent a monthly-adjusting Rate (i.e., a Rate adjusting each month) or a quarterly-adjusting Rate (i.e., a Rate adjusting every three (3) months) is in effect, the initial Applicable Rate shall be determined using the applicable Rate in effect two (2) London or Central European  Business Days, as the case may be,  prior to the date of the Note (or two (2) London or Central European Business Days, as the case may be, prior to the Amortization Commencement Date), and shall be adjusted thereafter on each subsequent Rate Adjustment Date using the applicable Rate in effect (2) London or European Central  Business Days, as the case may be,  prior to each Rate Adjustment Date.

Prepayment; Breakage Fee.  Subject to the following, during the term of this Note, Borrower shall have the option of paying the Principal Amount to the Bank in advance of the Maturity Date, in whole or in part in minimum amounts of $1,000,000.00, at any time and from time to time upon written notice received by the Bank at least three (3) days prior to making such payment; provided, however, that if (i) Borrower prepays, in whole or in part, any Principal Amount, when an Applicable Rate is in effect (other than on a Rate Adjustment Date), or (ii) the Applicable Rate is converted to the Base Rate on any day other than a Rate Adjustment Date, then Borrower shall be liable for and shall pay the Bank, on demand, the higher of $250.00 or the actual amount of the liabilities, expenses, costs or funding losses that are a direct or indirect result of such prepayment or other condition described above, whether such liability, expense, cost or loss is by reason of (a) any reduction in yield, by reason of the liquidation or reemployment of any deposit or other funds acquired by the Bank, (b) the fixing of the interest rate payable on any Applicable Rate based loan or (c) otherwise (collectively, the “Breakage Fee”).  The determination by the Bank of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.  The provisions of this paragraph shall not be applicable if the Applicable Rate in effect at the time of the prepayment has an Interest Period of one day.

Inability to Determine Applicable Rates, Increased Costs, Illegality.

a.     Increased Costs.  If the Bank shall determine that, due to either (a) the introduction of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Applicable Rate or in the interpretation of any requirement of law or (b) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any loans based on the Applicable, then Borrower shall be liable for, and shall from time to time, upon demand therefor by the Bank, pay to the Bank such additional amounts as are sufficient to compensate the Bank for such increased costs.

b.     Inability to Determine Rates.  If the Bank shall determine that for any reason adequate and reasonable means do not exist for ascertaining the Applicable Rate, the Bank will give notice of such determination to Borrower.  Thereafter, the Bank may not maintain the loan hereunder at Applicable Rate until the Bank revokes such notice in writing and, until such revocation, the Bank may convert the applicable interest rate to the Base Rate.

c.     Illegality.  If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful for the Bank to make Applicable Rate-based loans, then, on notice thereof by the Bank to Borrower, the Bank may suspend the maintaining of the loan hereunder at the Applicable Rate until the Bank shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist.  If the Bank shall determine that it is unlawful to maintain the loan hereunder based on the Applicable Rate, the Bank may convert the applicable interest rate to the Base Rate.

Conversion To Base Rate Upon Default.  Unless the Bank shall otherwise consent in writing, if (i) Borrower fails to pay when due, in whole or in part, the indebtedness under the Note (whether upon maturity, acceleration or otherwise), or (ii) there exists a condition or event which with the passage of time, the giving of notice or both shall constitute an Event of Default, the Bank, in its sole discretion, may (i) permit the Applicable Rate to remain in effect until a Rate Adjustment Date, at which time the applicable interest rate shall automatically be converted to the Base Rate, or (ii) convert the Applicable Rate to the Base Rate at or before a Rate Adjustment Date.  Nothing herein shall be construed to be a waiver by the Bank of the right to have the Principal Amount accrue interest at the Default Rate or the right of the Bank to charge and collect a Breakage Fee.

Repayment Upon Conversion To Base Rate.  If an Applicable Rate with an Interest Period duration of greater than one day is converted to the Base Rate at a time when the repayment terms under the Note require the Borrower to make principal payments to the Bank, Borrower shall thereafter pay the unpaid Principal Amount in consecutive monthly installments commencing on the first Payment Due Date after the date of such conversion and on the same Payment Due Date thereafter, plus accrued interest in amounts that may vary, until (a) conversion back to the Applicable Rate (at which time Borrower shall resume the monthly, bi-monthly or quarterly installments in the amount set forth in the Note, or as otherwise agreed to by the Bank and Borrower in writing) or (b) the Maturity Date (at which time Borrower shall pay the Final Installment), with each such installment being equal and in the amount necessary to fully amortize the outstanding Principal Amount of the Note in full by the Maturity Date or such other date agreed to by the Bank and Borrower in writing.  The determination by the Bank of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.

HARDINGE INC.

By:	/s/ Edward J. Gaio
Name:	Edward J. Gaio
Title:	Vice President and Chief Financial Officer

HARDINGE HOLDINGS GMBH

By:	/s/ Peter Huersch
Name:	Peter Huersch
Title:	Officer

HARDINGE HOLDINGS GMBH

By:	/s/ Edward J. Gaio
Name:	Edward J. Gaio
Title:	Director

SCHEDULE A

Pricing Level	Leverage Ratio	Base Rate Margin	LIBOR Margin	EUIBOR Margin	CHF LIBOR Margin	Commitment Fee

Level 1	Equal to or greater than 2.5	100 Basis Points	300 Basis Points	300 Basis Points	300 Basis Points	0.38%
Level 2	Equal to or greater than 2.0 but less than 2.5	75 Basis Points	275 Basis Points	275 Basis Points	275 Basis Points	0.25%
Level 3	Equal to or greater than 1.5 but less than 2.0	50 Basis Points	250 Basis Points	250 Basis Points	250 Basis Points	0.25%
Level 4	Less than 1.5	25 Basis Points	225 Basis Points	225 Basis Points	225 Basis Points	0.25%